Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of July 17, 2000, between JERSEY PARTNERS, INC. d/b/a GFI GROUP INC. a New York corporation having its principal offices at 100 Wall Street, New York, New York 10005 (“GFI”) and Donald Fewer, residing at 455 Powell Street, Staten Island, New York 10312 (“FEWER”).

WITNESSETH

WHEREAS, upon the terms and conditions hereinafter set forth, GFI desires to secure the exclusive services of Fewer, Fewer desires to be employed exclusively by GFI, and both parties hereto recognize that certain of Fewer’s services are valuable, unique and irreplaceable.

NOW, THEREFORE, in consideration of the mutual premises and the undertakings contained herein, it is agreed as follows:

1.                                       Employment.  Subject to the terms and conditions hereof, GFI agrees to employ the exclusive services of Fewer as a Senior Managing Director and President, as that position is described by GFI in the ordinary course of its business.   Fewer hereby accepts such employment and agrees to serve GFI and any entity related to GFI, as designated by GFI, that is directly or indirectly controlled by, or under common control with GFI (“Related Entity”), fully, diligently, completely and to the best of Fewer’s abilities. Fewer shall perform such duties and functions not inconsistent with those performed by other similarly situated GFI employees as well as such duties as shall from time to time be specified by the President of GFI or any designee.

2.                                       Term.  Fewer’s employment under this Agreement with GFI shall commence on July 17, 2000 and shall terminate July 16, 2002 (“Initial Term”).  The Initial Term shall extend and this Agreement shall renew automatically for successive two year periods (“Subsequent Terms”), until either party gives to the other three (3) months written notice, prior to the expiry of the applicable Initial or Subsequent Term (the “Notice Period”), of its intention not to extend this Agreement for any Subsequent Term.

3.                                       Compensation and Benefits.  For the full and faithful performance of the services to be rendered by Fewer and in consideration of Fewer’s obligations under Paragraph 5 below, and provided Fewer is not in breach of this Agreement, GFI shall pay to Fewer and Fewer shall be entitled to receive:

(i)  compensation at the rate of $ 500,000 per annum to be paid in accordance with GFI’s normal payroll practices (“Base Salary”);

(ii)  an additional discretionary bonus in an amount to be determined by GFI, at its sole and absolute subjective discretion (“Additional Bonus”);

(iii)  all employee benefit plans and insurance programs generally available to similarly situated GFI employees; and

(iv)  upon the prior approval of GFI and in accordance with its existing policies and procedures, reimbursement for reasonable travel, meal, entertainment and out-of-pocket expenses incurred by Fewer on behalf of GFI.

4.                                       Termination.

A.                                   Death and Disability. This Agreement may be immediately terminated by GFI if Fewer dies or if Fewer fails to perform substantially all of his duties and obligations hereunder due to illness, other physical or mental incapacity or any other reason, for a period of forty-five (45) consecutive days, or sixty 60 days in the aggregate during any twelve month period.  Fewer or his legal representatives, as applicable, shall be entitled to all of Fewer’s compensation prorated to the date of termination of this Agreement under this paragraph 4(A).

B.                                     With Cause.  GFI may terminate Fewer’s employment hereunder for cause at any time forthwith and without any notice or liability to Fewer. Cause shall mean (i) Fewer’s continuing failure to comply with the terms of this Agreement (except by reason of documented illness or other physical or mental incapacity) after GFI tendered Fewer no less than five (5) days notice of such failure (no notice or right to cure is applicable to a breach of paragraph “5” except as provided therein); (ii) engagement in conduct injurious to the Company or any Related Entity or to the reputation of either; (iii) material disregard of any notice, policy or rule adopted by the Company or any Related Entity; (iv) conviction or committal , during Employee’s employment with the Company, of a crime constituting a misdemeanor relating to moral turpitude, a felony or a plea of nolo contendere with respect to same; (v) Fewer’s breach of paragraph “5” of this Agreement or (vi) Fewer’s failure to pass all examinations, complete all training, or obtain all licenses and approvals mandated or recommended by any ordinance or regulation of any governmental, regulatory, self-regulatory, or private body or organization having jurisdiction or supervisory authority over Fewer’s conduct, GFI’s business or otherwise over any of Fewer’s undertakings required under this Agreement.

5.                                       Additional Covenants.

A.                                   Confidential and/or Proprietary Information.  Fewer shall maintain proper files and records relating to work performed by Fewer pursuant to this Agreement.  All such files and records are the exclusive property of GFI and shall be delivered to GFI by Fewer upon the termination of Fewer’s employment with GFI.  Fewer agrees to treat as material confidential and proprietary to GFI the data or information used, gained or created by Fewer in the course and during the period of employment with GFI and any Related Entity, including prior to the entry of this Agreement, or that was gained by Fewer prior to Fewer’s employment with GFI and that relates to the type of businesses conducted by GFI and each of its Related Entities.  This data shall include, without limitation, all customer pricing information, telephone numbers, addresses of and personal information about Traders and other Dealer representatives, profit and loss statements, productivity data, financial models, computer software programs, source and other codes, information about direct communication lines, electronic and voice trading systems, screen systems and wiring instructions, GFI business prospects and opportunities, and all other information about or gained from any customer to whom GFI or any Related Entity provided services during Fewer’s employment with GFI (“GFI Customers”).   During the term of this Agreement, and for three (3) years thereafter, Fewer shall not, directly or indirectly, use any such confidential or proprietary information, nor disclose the same to any other person or entity for any reason or purpose whatsoever, except on behalf of GFI or as consented to in writing by GFI in advance (which consent may be withheld by GFI at its sole discretion).

B.                                     Assignment of Rights.  Fewer hereby assigns to GFI all of Fewer’s intellectual property and other rights Fewer may have possessed with regard to any aspect of GFI’s and Related Entity’s business, works-in-progress, and business opportunities, and to any relationship with any GFI Customers, vendors who provide services to GFI, and independent contractors who are performing services for GFI, including with regard to these existing prior to Fewer’s employment with GFI under this Agreement.

C.                                     Solicitation of Employees.  During the term of this Agreement and for a period of sixteen (16) months thereafter, Fewer shall not directly or indirectly employ, solicit the employment of, attempt to affiliate for profit with, or otherwise encourage any employee of GFI to terminate employment with GFI or a Related Entity for the benefit of Fewer or any other party.

D.                                    Non-Solicitation, Non-Competition.   (i)  Recognizing the special importance to GFI of this subparagraph “D” of paragraph “5”, the parties hereto agree that in addition to other consideration tendered by GFI to Fewer, GFI shall pay and Fewer shall accept eligibility to receive the Additional Bonus as added compensation for Fewer’s compliance with the provisions of this subparagraph “D”.  Moreover, during the periods contemplated by subparagraphs (ii) and (iii) GFI may also pay Fewer the Base Salary and Additional Bonus less the value of GFI’s damages, if any, such payment to be made and commenced within twenty (20) business days of Fewer’s receipt of written demand from Fewer for such payment, which demand shall detail and identify Fewer’s new employer and the precise nature of his contemplated new employment;

(ii)   Fewer agrees to refrain, directly or indirectly, during the Initial Term, any Subsequent Terms, and for two hundred and sixty (260) business days thereafter (collectively the “Period of Restriction”), from accepting business from, doing business with, inducing or soliciting any GFI Customers to whom Fewer provided any services while employed by GFI, to do business with Fewer or any other person or entity except on behalf of GFI or as authorized in writing by GFI;

(iii)  After expiration of the Initial Term or any Subsequent Term, as applicable, Fewer may engage in activities competitive with those rendered by GFI, so long as Fewer refrains from performing such services within the New York metropolitan area during the one hundred and ninety (190) business days following termination of this Agreement.  Except as permitted under this Agreement, during the Period of Restriction, Fewer agrees to refrain, directly or indirectly, from having any interest in any brokerage business (except save by way of portfolio investment in shares quoted on a recognized stock exchange), whether as a shareholder, director, officer, employee, partner, proprietor, joint venturer, consultant or otherwise;

(iv)  notwithstanding anything else contained herein to the contrary, it is specifically acknowledged by the parties as a condition of entering into this Agreement that during the Notice Period GFI may elect to reassign Fewer to different duties and responsibilities including those requiring assignment of Fewer to a different place of employment.  During the Notice Period, GFI shall continue to provide to Fewer the compensation and benefits set forth in paragraph “3” herein, provided that Fewer is not otherwise in default of his obligations hereunder; and

(v)                                 FEWER ACKNOWLEDGES THAT HE UNDERSTANDS THE PROHIBITIONS CONTAINED IN SUBPARAGRAPH “D” OF PARAGRAPH “5” AND THAT HE HAS RECEIVED ADDED COMPENSATION THAT HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE, IN ORDER TO INSURE HIS COMPLIANCE WITH SAID PROVISIONS AND TO REMOVE OR OTHERWISE WAIVE ANY POSSIBILITY, CLAIM OR ASSERTION THAT HIS COMPLIANCE WILL IMPOSE ANY UNDUE HARDSHIP UPON HIM.

E.                                      Additional Remedies.  (i) If GFI so elects, GFI shall be entitled, in addition to all other remedies available, including but not limited to actual, compensatory and punitive damages, to obtain damages and reimbursement of its actual attorneys fees and disbursements for any breach of this Agreement or to specifically enforce the performance by Fewer and to enjoin the violation by Fewer of any provision hereof. Moreover, the parties hereto acknowledge that the damages suffered by GFI as a result of any violations of this Paragraph “5” by Fewer may be difficult to ascertain.  Accordingly, the parties agree that in the event of a breach by Fewer of paragraph “5”, Fewer shall pay to GFI, as liquidated damages and not as a penalty, in addition to all other obligations of Fewer to GFI and to other remedies available to GFI, an amount equal to the product of (x) the monthly average of Fewer’s Net Production for the twelve (12) month period immediately preceding the termination of Fewer’s employment with GFI, or for the period of Fewer’s employment with GFI, if less than twelve (12) months, and (y) the number of months remaining unfulfilled under this Agreement and the term of any prohibition contained in this paragraph “5” that was violated by Fewer, and (z) 3.9. GFI shall also be entitled to receive the amount of commissions earned by Fewer or by Fewer’s new employer as a result of Fewer’s efforts during the same time period as described above, but only to the extent such sums exceed the amount described above. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to GFI, by judicial or arbitral proceedings or otherwise, including to enforce the performance or observation of the covenants and agreements contained in this Agreement.

(ii) In the event that, contrary to the intentions of the parties to this Agreement, a Court or Arbitration Panel of competent jurisdiction nullifies or otherwise declares void or unenforceable any of the provisions of this paragraph 5, irrespective of Fewer’s breach thereof, then Fewer shall be obligated to remit to GFI the profits earned by Fewer and/or his new employer from those customers serviced by Fewer both while employed at GFI and at Fewer’s new employer that were developed by Fewer at GFI, including by sustaining a pre-existing business relationship, as part of GFI’s business development efforts, that are derived from the period remaining unfulfilled under this Employment Agreement and the provisions of this paragraph 5 and for three (3) months thereafter not to exceed a total of fourteen (14) months.

6.                                       Effective Waiver/Assignment/Modification.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns, legal representatives, executors, administrators and heirs.   Fewer may not assign or delegate his rights, or the performance of any of his obligations, under this Agreement.   Any portion of this Agreement may be amended, modified, or waived, only by a further instrument in writing, signed by the party against whom enforcement of any such waiver, amendment or modification is sought.

7.                                       Governing Law, Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to conflict of law provisions.  Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court of the Southern District of New York or if such court lacks subject matter jurisdiction, to the jurisdiction of the Supreme Court of the State of New York, County of New York with respect to any dispute arising from Fewer’s employment with GFI or to any matter of interpretation of this Agreement or the respective rights or obligations of each of the parties hereof (whether or not any such party is otherwise subject to the jurisdiction or venue of such Court).  Each of the parties hereto specifically waives any objection which it may otherwise have to the jurisdiction or venue of any of such Courts, that such Courts are an inconvenient forum or that either party is entitled to arbitration under the rules of the NASD or otherwise and acknowledges that service of process may be made by mailing a copy thereof in accordance with the provisions of paragraph “8” hereof; provided, however, that if the NASD has exclusive jurisdiction of any such proceeding (which jurisdiction cannot be waived by the parities, as herein intended) such proceeding shall be subject to NASD arbitration in New York City pursuant to the rules and regulations of the NASD.

8.                                    Notices. Any notice required or permitted hereunder shall be given in writing and shall be delivered in person or by certified mail, postage prepaid:

If to Fewer:	If to GFI:

Donald Fewer	GFI Group Inc.
455 Powell Street	100 Wall Street
Staten Island,	New York, New York
New York 10312	10005
Attn: Mr. Michael
Gooch, President

or to such other party or address as either party hereto may give notice to the other.

9.                                       Opportunity for Review.  FEWER ACKNOWLEDGES THAT HE HAS BEEN OFFERED 21 DAYS TO REVIEW THIS AGREEMENT, HE HAS REVIEWED THIS AGREEMENT CAREFULLY AND HAS HAD AMPLE OPPORTUNITY TO OBTAIN ADVICE AS TO THE MEANING OF THE TERMS, COVENANTS AND AGREEMENTS CONTAINED HEREIN FROM SUCH PROFESSIONAL ADVISORS AS FEWER HAS DEEMED APPROPRIATE OR NECESSARY.  Fewer further acknowledges that GFI will be irreparably harmed if Fewer discloses the contents hereof, whether orally or in writing, to any person or party except as permitted by this Agreement and, therefore, Fewer affirms that any such disclosure shall be deemed a material breach of this Agreement. Notwithstanding the foregoing, Fewer may disclose and review this Agreement with any of his professional advisors provided such advisors undertake to retain the confidentiality of the content of this Agreement.

10.                                 Entire Understanding/Counterparts/Captions.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which will constitute one and the same instrument. The captions set forth in the Agreement are for convenience only and shall not be construed as a part of this Agreement or in any way limiting or amplifying the rights and provisions hereof.  In the event that any provision of this Agreement is determined to be void, invalid or unlawful, the parties hereto agree that such provision shall be limited and enforced to the extent permitted or otherwise necessary to be made enforceable by applicable law but every other provision of this Agreement shall remain in full force and effect.

11.                                 Effective Date.  In order to assure Fewer further opportunity to consider the parties’ respective obligations and duties under this Agreement, including paragraph “5”, this Agreement shall become effective seven (7) days following the date of signing by Fewer (the “Review Period”).  Prior to the expiration of the Review Period, Fewer may unilaterally revoke the Agreement by a signed writing received by GFI within such seven (7) days.

12.                                 WAIVER.  RECOGNIZING THE IMPORTANCE TO GFI OF PARAGRAPH “5” OF THIS AGREEMENT, FEWER ACKNOWLEDGES THAT HE HAS RECEIVED AMPLE AND SUBSTANTIAL ADDITIONAL COMPENSATION AND OTHER CONSIDERATION FOR HIS COMPLIANCE WITH HIS OBLIGATIONS SET FORTH HEREIN.  FEWER HEREBY EXPRESSLY WAIVES AND AGREES TO BE ESTOPPED FROM RAISING ANY OBJECTIONS TO THE ENFORCEMENT OF THE POST-EMPLOYMENT RESTRICTIONS CONTEMPLATED BY THIS AGREEMENT AND FREELY ENTERED INTO BY FEWER AND GFI.

13.                                 Fewer’s Services.  Both parties hereto agree that Fewer’s services under this Agreement are important, valuable, unique and irreplaceable.   Both parties agree that Fewer hereby conveys and GFI hereby purchases Fewer’s rights in any pre-existing customer relationships.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Employee		GFI Group Inc.

By:	/s/ Donald Fewer	By:	/s/ Michael Gooch
	DONALD FEWER		MICHAEL GOOCH

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) to Employment Agreement is dated March 11, 2004 (the “Effective Date”) between GFI Group Inc., a Delaware corporation having its principal offices at 100 Wall Street, New York, New York 10005 (“GFI”) and Donald Fewer, residing at 455 Powell Street, Staten Island, New York 10312 (“Fewer”).

WITNESSETH

WHEREAS, Fewer and Jersey Partners Inc. d/b/a GFI Group Inc., a New York corporation, have entered into a certain Employment Agreement dated July 17, 2000 (the “Agreement”),

WHEREAS, Fewer provided GFI with written notice (the “Notice of Termination”) on November 20, 2003 that he did not wish to extend the Agreement beyond the existing Subsequent Term,

WHEREAS, Fewer desires to withdraw the Notice of Termination and the parties desire that Fewer continue in the full and active employ of GFI in accordance with the terms and conditions set forth in the Agreement as modified by this Amendment.

NOW, THEREFORE, in consideration of the mutual premises and the undertakings contained herein, it is agreed as follows:

1.                                       The parties hereto agree that the Agreement shall renew for a two year Subsequent Term which shall commence on July 17, 2004 and which shall terminate on July 16, 2006. Any additional Subsequent Terms thereafter shall be governed by the terms and conditions set forth in the Agreement.

2.                                       Section 3(i) (Compensation and Benefits) is hereby amended to increase Fewer’s Base Salary to $650,000 per annum.

3.                                       In this Amendment and unless the context otherwise requires, words commencing with a capital letter but not defined herein shall have the meanings ascribed to them in the Agreement.

4.                                       In all other respects, the Agreement shall remain in full force and affect provided however, the parties hereto understand and agree that GFI Group Inc., a Delaware corporation, replaces Jersey Partners Inc. d/b/a GFI Group Inc. a New York corporation, in all respects as the employing party in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

GFI Group Inc.

/s/ Donald Fewer	By:	/s/ Michael Gooch
Donald Fewer		Michael Gooch
Chief Executive Officer